OrthoPediatrics Corp. Reports Second Quarter 2022 Financial Results and Increases 2022 Revenue Guidance

Second Quarter 2022 Record Revenue Increased 23% Year-over-Year
Second Quarter 2022 Record Adjusted EBITDA of $2.1 million

WARSAW, Ind., August 3, 2022 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 and Business Highlights
•Helped over 23,000 children in the second quarter 2022, bringing total to more than 560,000 since the inception of OrthoPediatrics
•Generated total revenue of $32.9 million for second quarter 2022, up 23% from $26.7 million in second quarter 2021
•Generated record Adjusted EBITDA of $2.1 million in the second quarter of 2022, compared to $1.2 million in the second quarter of 2021
•Grew worldwide Trauma & Deformity revenue 26%, worldwide Scoliosis revenue 23%; Sports Medicine/Other revenue decreased 15% in the second quarter 2022 compared to the second quarter 2021
•Announced acquisition of Pega Medical, a bio-engineering services company focused on pediatric orthopedic conditions which led to the development of the Fassier-Duval Telescopic Intramedullary System
•Increased full year 2022 revenue guidance to a range of $127 million to $130 million, from its previous guidance range of $125 million to $128 million, representing growth of 30% to 33% compared to the prior year

“I am extremely proud of the entire OP team for what we’ve been able to accomplish in the first half of 2022. As the operating environment continues to normalize and backlog cases are rescheduled, we have a high degree of confidence in our ability to generate greater than 20% revenue growth, excluding our recent acquisitions, and greater than 30% total revenue growth in 2022." said David Bailey, President & CEO of OrthoPediatrics. "We also believe the competitive strength of our business was enhanced in the first half of 2022 with the addition of MD Ortho and Pega Medical. As a company, we will continue to make investments that create greater distance from competitors and ensure our long-term success as the market leader in pediatric orthopedics."

Second Quarter 2022 Financial Results
Total revenue for the second quarter of 2022 was $32.9 million, a 23% increase compared to $26.7 million for the same period last year. The increase in revenues in the second quarter of 2022 includes the addition of MD Orthopaedics, or MD Ortho, which generated $2.6 million of global revenue in the second quarter of 2022. MD Ortho, a pediatric specialty bracing company focused exclusively on the treatment of children with clubfoot, was acquired by the Company on April 1, 2022. Excluding MD Ortho, second quarter organic revenue growth was approximately 14% compared to the prior year period. As a reminder, the second quarter of 2021 benefited from the rescheduling of cancelled COVID cases, whereas second quarter 2022 patient volumes were negatively impacted by lingering COVID headwinds early in the quarter. U.S. revenue for the second quarter of 2022 was $25.0 million, a 15% increase compared to $21.7 million for the same period last year. The increase in revenues in the second quarter of 2022 was driven primarily by organic growth across scoliosis and trauma and deformity correction as well as the addition of MD Ortho. International revenue for the second quarter of 2022 was $8.0 million, a 61% increase compared to $5.0 million for the same period last year, representing 24.2% of total revenue. Growth in the quarter was primarily driven by increased volumes as well as increased set sales to international stocking distributors in scoliosis, and trauma and deformity correction, as well as the addition of MD Ortho.

Trauma and Deformity revenue for the second quarter of 2022 was $22.6 million, a 26% increase compared to $17.9 million for the same period last year. Growth was driven by organic growth from cannulated screws, Pedifoot, and PNP femur systems, as well as non-organic revenue from MD Ortho of $2.6 million. Scoliosis revenue was $9.4 million, a 23% increase compared to $7.7 million for the second quarter of 2021. Scoliosis growth was driven primarily by increased sales of our RESPONSETM, FIREFLY® and BandLocTM products as well as increased set sales to international stocking distributors. Sports Medicine/other revenue for the second quarter of 2022 was $0.9 million, a 15% decrease compared to $1.1 million for the same period last year.

Gross profit for the second quarter of 2022 was $24.9 million, a 22% increase compared to $20.4 million for the same period last year. Gross profit margin for the second quarter of 2022 decreased to 75.9%, compared to 76.6% for the same period last year. The change in gross margin is primarily driven by increased set sales to international stocking distributors.

Total operating expenses for the second quarter of 2022 were $28.7 million, a 23% increase compared to $23.3 million for the same period last year.

Sales and marketing expenses increased $1.6 million, or 14%, to $12.4 million in the second quarter of 2022. The increase was driven primarily by increased sales commission expenses.

General and administrative expenses increased $3.5 million, or 31%, to $14.5 million in the second quarter of 2022. The increase was driven primarily by the addition of personnel and resources to support the continued expansion of the business and an increase in legal expenses associated with recent acquisitions.

Other income was $3.0 million for the second quarter of 2022, compared to $1.2 million of expense for the same period last year. In the second quarter of 2022 we realized a $5.0 million fair value adjustment which was driven by lower valuation inputs in comparison to the same period last year. In the second quarter of 2021, the Company reported a roughly $1.0 million change.

Net loss for the second quarter of 2022 was ($0.3) million, compared to ($3.8) million for the same period last year. Net loss per share for the period was ($0.02) per basic and diluted share, compared to ($0.19) per basic and diluted share for the same period last year.

Adjusted EBITDA for the second quarter of 2022 was a gain of $2.1 million as compared to $1.2 million for the second quarter of 2021.

As of June 30, 2022, cash, cash equivalents, short-term investments and restricted cash were $52.5 million compared to $54.9 million as of December 31, 2021. The Company had $31.0 million of outstanding borrowings against its $50.0 million line of credit.

Full Year 2022 Financial Guidance
For full year 2022, the Company now expects its full year revenue to be in the range of $127 million to $130 million, representing growth of 30% to 33% over 2021 revenue. The Company continues to expect its full year revenue, excluding recent acquisitions, to be in the range of $118 million to $121 million, representing growth of 20% to 23% over 2021 revenue. The guidance assumes roughly $6 million of revenue contribution from MD Orthopaedics and $3 million from Pega Medical. The Company also reiterates annual set deployment of $24 million to $26 million and expects to generate several million dollars of adjusted EBITDA for full year 2022.

Conference Call
OrthoPediatrics will host a conference call on Thursday, August 4, 2022, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by following one of the below links:
a.Webcast link for interested listeners:
▪https://edge.media-server.com/mmc/p/fvr5cm66
a.Dial-in registration for sell-side research analysts:
▪https://register.vevent.com/register/BI7d875d68a54f4cb99683220364370985
Live audio of the webcast will be available on the “Investors” section of the company’s website at:
https://ir.orthopediatrics.com

An archived recording will be available on the “Investors” section of the company’s website at:
https://ir.orthopediatrics.com. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 3, 2022, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as adjusted diluted earnings (loss) per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted earnings (loss) per share in this press release represents diluted earnings (loss) per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, acquisition related costs, non-recurring professional fees, accrued legal settlement costs and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions and the non-recurring professional fees are related to our response to a previously disclosed SEC review. We believe that providing the non-GAAP diluted earnings (loss) per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring professional fees, accrued legal settlements costs, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with

GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted earnings (loss) per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP diluted earnings (loss) per share to non-GAAP diluted earnings (loss) and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 39 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Gilmartin Group
Matt Bacso, CFA
Matt.bacso@gilmartinir.com

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	June 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$37,198	$7,641
Restricted cash	1,357	1,365
Short term investments	13,963	45,902
Accounts receivable - trade, less allowance for doubtful accounts of $412 and $347, respectively	25,434	17,942
Inventories, net	67,484	57,569
Prepaid expenses and other current assets	2,712	3,229
Total current assets	148,148	133,648

Property and equipment, net	36,601	28,515

Other assets:
Amortizable intangible assets, net	58,777	55,494
Goodwill	71,707	72,349
Other intangible assets	15,708	14,268
Total other assets	146,192	142,111

Total assets	$330,941	$304,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	14,591	9,325
Accrued compensation and benefits	6,087	5,351
Current portion of long-term debt with affiliate	141	137
Current portion of acquisition installment payable	7,445	12,862
Other current liabilities	2,949	2,040
Total current liabilities	31,213	29,715

Long-term liabilities:
Long-term debt with affiliate, net of current portion	31,836	907
Acquisition installment payment, net of current portion	7,626	14,309
Contingent consideration	26,470	28,910
Deferred income taxes	6,280	4,771
Other long-term liabilities	300	293
Total long-term liabilities	72,512	49,190

Total liabilities	103,725	78,905

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 20,238,870 shares and 19,677,214 shares issued as of June 30, 2022 (unaudited) and December 31, 2021, respectively	5	5
Additional paid-in capital	418,354	394,899
Accumulated deficit	(187,459)	(178,026)
Accumulated other comprehensive income	(3,684)	8,491
Total stockholders' equity	227,216	225,369

Total liabilities and stockholders' equity	$330,941	$304,274

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$32,928	$26,695	$56,345	$48,157
Cost of revenue	7,947	6,252	12,798	11,389
Gross profit	24,981	20,443	43,547	36,768

Operating expenses:
Sales and marketing	12,431	10,876	22,189	19,825
General and administrative	14,546	11,088	27,713	23,129
Research and development	1,747	1,325	3,774	2,633
Total operating expenses	28,724	23,289	53,676	45,587

Operating loss	(3,743)	(2,846)	(10,129)	(8,819)

Other expenses:
Interest expense, net	1,212	581	1,777	1,309
Fair value adjustment of contingent consideration	(5,010)	990	(2,440)	5,140
Other income	827	(375)	723	(535)
Total other expenses	(2,971)	1,196	60	5,914

Loss before income taxes	$(772)	$(4,042)	(10,189)	(14,733)
Provision for income taxes (benefit)	(439)	(286)	(756)	(598)
Net loss	$(333)	$(3,756)	$(9,433)	$(14,135)
Weighted average common shares - basic and diluted	19,792,286	19,275,779	19,693,216	19,263,506
Net loss per share – basic and diluted	$(0.02)	$(0.19)	$(0.48)	$(0.73)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Six Months Ended June 30,
	2022	2021
OPERATING ACTIVITIES
Net loss	$(9,433)	$(14,135)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,292	5,147
Stock-based compensation	3,296	2,731
Fair value adjustment of contingent consideration	(2,440)	5,140
Acquisition installment payable	1,545	1,212
Deferred income taxes	(756)	(602)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(6,614)	(1,781)
Inventories	(10,905)	(3,297)
Prepaid expenses and other current assets	557	106
Accounts payable - trade	5,298	191
Accrued legal settlements	—	(6,342)
Accrued expenses and other liabilities	1,133	1,080
Other	(340)	(341)
Net cash used in operating activities	(12,367)	(10,891)

INVESTING ACTIVITIES
Acquisition of MD Ortho, net of cash acquired	(8,360)	—
Sale of short-term marketable securities	31,600	—
Purchases of licenses	—	(2,858)
Purchases of property and equipment	(9,465)	(4,474)
Net cash provided by (used in) investing activities	13,775	(7,332)

FINANCING ACTIVITIES
Repurchases of common shares	31,000	—
Installment payment for ApiFix	(3,234)	—
Proceeds from issuance of common stock, net of issuance costs	—	—
Proceeds from exercise of stock options	42	62
Payments on mortgage notes	(67)	(64)
Net cash (used in) provided by financing activities	27,741	(2)

Effect of exchange rate changes on cash	400	29

NET (DECREASE) INCREASE IN CASH	29,549	(18,196)

Cash and restricted cash, beginning of period	$9,006	$30,132
Cash and restricted cash, end of period	$38,555	$11,936

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$60	$29
Transfer of instruments from property and equipment to inventory	$(130)	$330
Issuance of common shares to acquire MD Ortho	$9,707	$—
Issuance of common shares for ApiFix installment	$10,410	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by geographic location:	2022	2021	2022	2021
U.S.	$24,960	$21,737	$43,148	38,576
International	7,968	4,958	13,197	9,581
Total	$32,928	$26,695	$56,345	$48,157

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by category:	2022	2021	2022	2021
Trauma and deformity	$22,568	$17,933	39,084	32,485
Scoliosis	9,421	7,657	15,404	13,608
Sports medicine/other	939	1,105	1,857	2,064
Total	$32,928	$26,695	$56,345	$48,157

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(333)	$(3,756)	$(9,433)	$(14,135)
Interest expense, net	1,212	581	1,777	1,309
Other income	827	(375)	723	(535)
Provision for income taxes (benefit)	(439)	(286)	(756)	(598)
Depreciation and amortization	3,331	2,608	6,292	5,147
Stock-based compensation	1,770	1,415	3,296	2,731
Fair value adjustment of contingent consideration	(5,010)	990	(2,440)	5,140
Acquisition related costs	505	—	709	—
Nonrecurring professional fees	—	58	—	658
Accrued legal settlements costs	—	—	—	150
Minimum purchase commitment cost	240	—	341	—
Adjusted EBITDA	$2,103	$1,235	$509	$(133)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO NON-GAAP ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Earnings (loss) per share, diluted (GAAP)	$(0.02)	$(0.19)	$(0.48)	$(0.73)
Accretion of interest attributable to acquisition installment payable	0.06	0.03	0.08	0.11
Fair value adjustment of contingent consideration	(0.25)	0.05	(0.12)	0.27
Acquisition related costs	0.03	—	0.04	—
Nonrecurring professional fees	—	—	—	0.03
Accrued legal settlements costs	—	—	—	0.01
Minimum purchase commitment cost	0.01	—	0.02	—
Earnings (loss) per share, diluted (non-GAAP)	$(0.17)	$(0.11)	$(0.46)	$(0.31)